Exhibit 99.1
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NASDAQ
THE NASDAQ STOCK MARKET
LISTING QUALIFICATIONS DEPARTMENT
0500 BLACKWELL ROAD
ROCKVILLE, MD 20850

By Facsimile and First Class Mail

August 18, 2005

Mr. Rod Lynam
Chief Financial Officer
Gallery of History, Inc.
3601 West Sahara Avenue
Las Vegas, NV 89102

Re:   Gallery of History, Inc. (the "Company")

Dear Mr. Lynam:

Based on the Form 10-QSB for the period ended June 30, 2005, Staff determined that the Company's stockholders' equity was $2,361,681. In addition, as of August 1, 2005, Staff determined that the market value of listed securities was $9,676,692(1). Finally, the Company reported net income/ (loss) from continuing operations of ($867,446), ($621,227), and ($736,137), in its annual filings for the years ended September 30, 2004, 2003 and 2002, respectively. Accordingly, the Company does not comply with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Under these circumstances, Staff is reviewing the Company's eligibility for continued listing on The Nasdaq SmallCap Market. To facilitate this review, please provide on or before September 2, 2005 the Company's specific plan to achieve and sustain compliance with all The Nasdaq SmallCap Market listing requirements, including the time frame for completion of the plan. The Company is encouraged to provide any relevant documentation, including but not limited to financial projections, agreements, offering circulars, letters of intent and contracts. Staff will contact the Company after reviewing the plan and notify you if we have any questions or concerns regarding the plan. If, after the conclusion of our review process, Staff determines that the Company's plan does not adequately address the issues noted, we will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's decision to a Nasdaq Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K requires disclosure of the receipt of
this notification letter within four business days(2).   Accordingly, the
Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. In addition, Nasdaq






Mr. Rod Lynam
August 18, 2005
Page 2

posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact me at (301) 978-8039.


Sincerely,

/s/  Brie Charles
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Brie Charles
Lead Analyst
Nasdaq Listing Qualifications



(1) Listed securities means securities quoted on Nasdaq or listed on a national securities exchange. The calculation is based on 5,625,984 shares outstanding as of August 1, 2005 multiplied by the closing inside bid price of $1.72.
(2)  See, SEC Release No. 34-49424.